Exhibit 10.2

EMPLOYMENT SEPARATION

AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (the “Agreement”) is made and entered into as of this 17th day of July, 2012 (“Effective Date”) by and between Ralph Lauren Corporation, a Delaware corporation (the “Corporation”) and Tracey Travis (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive and the Corporation had entered into an employment agreement effective September 28, 2009 (the “Employment Agreement”);

WHEREAS, the Corporation and Executive wish to set forth certain promises, agreements, and understandings in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged (and is in addition to what Executive is legally entitled to), the Corporation and Executive do hereby agree as follows:

1. Payments to Executive by the Corporation. In exchange for agreeing to and complying with the terms of this Agreement (including, without limitation, the release it contains in Section 6), Executive shall receive the following consideration (which Executive acknowledges is sufficient and in addition to what Executive would be legally entitled to) and be treated in the following manner:

(a) Executive will remain on the Corporation’s payroll as an employee until July 30, 2012 (the “Termination Date”). Executive will receive Executive’s regular base salary, less applicable withholdings, in bi-weekly installments pursuant to the normal payroll practices of the Corporation until the Termination Date.

(b) Subject to the Executive not revoking this Agreement pursuant to Section 17, the Corporation shall pay to Executive the following:

(i) the amount of seven hundred and fifty thousand dollars ($750,000), less applicable withholdings, equivalent to fifty-two (52) weeks of Executive’s base salary, (the “Severance Payment”) with payments commencing on the Corporation’s first payroll date following the 30th day after the Termination Date and continuing in bi-weekly installments pursuant to the normal payroll practices of the Corporation (the “Severance Period”), provided that the initial payment shall include the base salary amounts for all payroll periods from the Termination Date through the date of such initial payment (for purposes of Section 409A (as defined in Section 19), Executive’s right to receive installment payments pursuant to this Section 1 shall be treated as a right to receive a series of separate and distinct payments); and

(ii) the amount of eight hundred eighty thousand dollars ($880,000), less applicable withholdings, equivalent to Executive’s bonus for the Corporation’s 2012 fiscal year, payable on or prior to the last business day of the Severance Period.

(c) Executive’s eligibility for participation in all benefit plans of the Corporation will cease as of the Termination Date, except for Executive’s right to group medical and dental coverage pursuant to COBRA. In this regard, during the Severance Period, subject to the Executive’s timely election of COBRA, the Corporation shall pay the employer’s share of the monthly premium for Executive’s group medical and dental coverage, while Executive will be responsible for paying the employee’s share of such monthly premium. After the Severance Period, Executive will be solely responsible for paying the full cost of the monthly premium in order to continue receiving group medical and dental coverage pursuant to COBRA. Executive’s participation in the Corporation’s group medical or dental insurance plan and the Corporation’s obligation to pay the employer’s share of the premium shall immediately cease at such time as the Executive is covered by a future employer’s medical and/or dental insurance coverage.

(d) Executive acknowledges and agrees that Executive’s unvested stock options and unvested restricted performance share units (“RPSUs”) shall be cancelled in their entirety without any payment as of the Termination Date, in accordance with the terms of the Corporation’s 1997 Long-Term Stock Incentive Plan and the 2010 Long-Term Stock Incentive Plan, as applicable (collectively, the “Stock Award Plan”). Executive understands that she shall have three months from the Termination Date to exercise her vested stock options in accordance with the terms of the Stock Award Plan. Further, pursuant to the terms of the Stock Award Plan, Executive hereby acknowledges and agrees that as of the Termination Date, Executive shall not be entitled to any further grants of stock options or RPSUs from the Corporation on and after the Termination Date.

(e) Other than the payments and benefits specifically set forth in this Agreement, the Executive agrees that the Corporation and its subsidiaries, affiliates and licensees do not owe the Executive any additional payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, warrants, restricted stock units, severance, reimbursement of expenses, or commissions of any kind whatsoever, or other similar compensation, including any obligations owed to Executive under any employment agreement, offer letter or otherwise.

2. Return of Property. On or prior to the Termination Date, Executive agrees to return to the Corporation any and all files or other property of the Corporation and its subsidiaries, affiliates and licensees (said property includes, but is not limited to, purchase orders, financial reports and statements, projections, forecasts, balance sheets, income statements, budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, investor reports, books, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, laptops, cellular or other telephones, blackberrys, calculators, identification and security cards, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, etc.) without retaining any copies or extracts thereof.

3. Confidentiality of this Agreement. Executive, Executive’s agents, attorneys, heirs, executors, administrators, affiliates and assigns agree that this Agreement, and any and all matters concerning Executive’s separation from the Corporation, will be regarded as privileged communications between the parties, and that they will not reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any matters, factual or legal, concerning this Agreement or Executive’s separation to any other person or entity, except as required by legal process (in which case, Executive agrees to forthwith provide written notice of said legal process as set forth below prior to the production of the requested information). Notwithstanding the foregoing, Executive may reveal the relevant terms of this Agreement to the Executive’s spouse, accountants and attorneys, provided that such parties agree to be bound by the confidentiality provisions herein. Nothing in this paragraph shall prohibit the Corporation from disclosing this Agreement in its sole discretion or as required by law.

4. Obligations.

(a) In exchange for the payments and benefits set forth in paragraph 1 herein, Executive agrees that during the Severance Period, Executive shall for no additional compensation or benefits whatsoever be available if requested by the Corporation upon reasonable notice to assist in transitioning Executive’s former duties and responsibilities for the Corporation.

(b) With the exception of the duties and responsibilities set forth in this paragraph 4, Executive acknowledges and agrees that Executive is relieved of all duties and responsibilities for the Corporation and its subsidiaries, affiliates and licensees as of the Termination Date, that Executive does not have the authority to bind the Corporation or any of its subsidiaries, affiliates or licensees, and that Executive shall not contact any past, current, or prospective customers, distributors, manufacturers, partners or suppliers of the Corporation or any of its subsidiaries, affiliates or licensees (i) on behalf of the Corporation or (ii) with the intent of reducing, interfering or ceasing the relationship between the Corporation and any of the parties referred to in this sentence. Effective as of the Termination Date, Executive shall cease and be deemed to have resigned from any and all titles, positions and appointments the Executive holds with the Corporation and any of its affiliates, whether as an officer, director, employee, trustee, committee member or otherwise. Executive agrees to execute any documents reasonably requested by the Corporation in accordance with the preceding sentence.

(c) The Executive, on behalf of the Executive, the Executive’s agents, attorneys, heirs, executors, administrators, affiliates and assigns, agrees that the Executive shall not at any time from and after the Effective Date engage in any form of conduct, or make any statements or representations (whether written or oral), that is reasonably likely to disparage or otherwise impair the reputation, goodwill or commercial interests of the Corporation, its management, stockholders, directors, employees, subsidiaries, affiliates or licensees. The Corporation agrees that it will cause its current directors and SEC named executive officers to not disparage Executive or make any comments relating to Executive which are defamatory or which would materially injure her employment prospects or reputation. The foregoing limitations shall not apply to (i) compliance with legal process or subpoena, or (ii) statements in response to inquiry from a court or regulatory body. In response to any request received by the Corporation from prospective employers for information about the Executive, the Corporation shall not be required to provide any information concerning Executive’s employment, unless required by law.

(d) Executive further agrees that Executive will cooperate fully with the Corporation in connection with any existing or future litigation involving the Corporation,

whether administrative, civil or criminal in nature, in which and to the extent the Corporation deems Executive’s cooperation necessary, unless Executive is instructed by a court, law enforcement agency, or regulatory body not to so cooperate. The Corporation shall pay all reasonable travel and other expenses incurred by the Executive in connection therewith as long as such expenses and costs are approved in advance in writing by the Corporation.

(e) Executive agrees that until the Termination Date and for a period of twelve (12) months after the Termination Date, Executive will not solicit or hire any employee, contractor, consultant, or customer of the Corporation or any of its subsidiaries, affiliates or licensees thereof away from employment, consultancy or retention by any such entities or to reduce or cease doing business with any such entities. As used herein, “solicit” shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.

(f) Executive agrees that until the Termination Date and for a period of twelve (12) months after the Termination Date, the Executive shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, consultant, stockholder or otherwise) to a “Competing Business.” For purposes hereof, “Competing Business” shall have the same meaning as it does in Section 3.1 of the Employment Agreement, except that the phrase “premium apparel, home, accessories and/or fragrance products,” shall instead read “apparel, accessories, leather goods, and/or home products.” Notwithstanding the foregoing, Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

(g) Executive represents and warrants that, as of the Termination Date, Executive does not have any personal expenses, loans or other obligations due to the Corporation or any of its subsidiaries, affiliates or licensees and agrees that if any such amounts are owed to the Corporation or any of its subsidiaries, affiliates or licensees, the Corporation may deduct such amounts from the payments to be made to Executive under the terms of this Agreement; provided, however, that the maximum amount that the Corporation may deduct from any payments to be made to Executive under the terms of this Agreement that are subject to Section 409A (as defined in Section 19) is $5,000 (and Executive shall repay to the Corporation any such amounts in excess of $5,000).

5. Nondisclosure of Confidential Information. Executive agrees not to disclose or cause to be disclosed in any way to any person or entity in any fashion any confidential, trade secret, or proprietary information or documents relating to the Corporation or any of its subsidiaries, licensees or affiliates or the Executive’s employment with the Corporation, including, but not limited to, the operations of the Corporation and its affiliates, licensees and subsidiaries, strategies, financial information, financial statements, budgets, products, marketing data, business plans, technology, research and development, client, and client lists, price and cost information, merchandising opportunities, expansion plans, designs, store plans, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information (“Confidential Information”).

6. Release.

(a) In consideration for the payments and benefits to be provided to the Executive under this Agreement, the Executive, with the intention of binding the Executive, the Executive’s agents, attorneys, representatives, heirs, issue, executors, affiliates, successors, administrators and assigns, does hereby irrevocably and unconditionally forever release and discharge the Corporation, and its subsidiaries, affiliates, divisions and licensees, as well as each of their respective stockholders, managers, members, partners, heirs, executors, administrators, agents, employees, officers, directors, predecessors, successors, insurers, assigns, representatives and attorneys, of and from any and all manner of actions, causes of action, suits, complaints, debts, sums of money, costs, damages, losses, interests, attorneys’ fees, expenses, liabilities, charges, claims, obligations, promises, agreements, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the Effective Date, including, but not limited to, any claims arising in any way out of Executive’s employment with the Corporation or the termination of Executive’s employment with the Corporation. The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Executive Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the United States Constitution, the Constitution of the State of New York, the Constitution of the State of New Jersey, the New York State Human Rights Law, N.Y. Exec. Law § 291 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code, § 8-107 et seq., the New Jersey Law Against Discrimination, N.J.S.A. § 10:5-1 et seq., the Conscientious Executive Protection Act (“CEPA”), N.J.S.A. § 34:19-1-8, the Sarbanes-Oxley Act of 2002, et seq., (each as amended) and all other similar federal, state, or municipal statutes or ordinances, including any whistle blower or any other local, state or federal law, regulation or ordinance prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to Executive’s hiring by the Corporation, the terms and conditions of Executive’s employment with the Corporation, and/or the termination of Executive’s employment with the Corporation. Executive does not waive Executive’s rights to any claims which may not be released as a matter of law.

(b) The Corporation and Executive understand and agree that the release set forth in Section 6(a) above does not in any way affect the rights and obligations of the parties created under this Agreement and the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain appropriate relief in the event of any breach of the terms of this Agreement. Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Further, the release set forth in Section 6(a) does not prohibit the Executive from (i) initiating or causing to be initiated on Executive’s behalf any, complaint, charge, claim or proceeding against the Corporation before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA as contained in

Section 6(a) of this Agreement (but no other portion of such waiver) or (ii) filing a charge or participating in any investigation or proceeding conducted by the EEOC, the NLRB, or a comparable state or local agency, but Executive agrees to waive any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf.

7. Certain Forfeitures in Event of Breach. Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event that Executive breaches or has breached any obligation under this Agreement, Executive will forfeit immediately Executive’s right to receive any unpaid payments and benefits set forth in paragraph 1 herein, and to the extent any payments have been made by the Corporation, upon written demand by the Corporation Executive shall immediately return such payments to the Corporation. The Executive shall also reimburse the Corporation for any reasonable attorney’s fees and expenses incurred by the Corporation to recover such payments. If the Corporation breaches the terms of this Agreement, than the Corporation will reimburse Executive for any reasonable expenses or damages incurred by Executive as a result of the breach, including reasonable attorney’s fees.

8. No Admission of Liability. Executive acknowledges and agrees that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Corporation or any of its subsidiaries, affiliates or licensees that they have violated any law or legal obligation with respect to any aspect of Executive’s employment with the Corporation.

9. Entire Agreement. The Corporation and Executive each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement. This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between the Corporation and Executive and as to the termination of their relationship; this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, including any prior employment agreements (including the Employment Agreement), between the Corporation and the Executive; and this Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought.

10. No Transfer. Executive represents and warrants that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

11. Assignability, Choice of Law, Jurisdiction, Venue. This Agreement is personal to Executive and the Executive may not assign, pledge, delegate or otherwise transfer to any person or entity any of Executive’s rights, obligations or duties under this Agreement. This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of New York without regard to principles of conflict of laws. The parties hereto waive any defense of lack of jurisdiction or venue regarding a party not being a resident of New York and hereby specifically authorize any action brought by either party to this Agreement to be instituted and prosecuted in any state or federal court located in the State of New York, County of New York. Further, the parties hereto hereby waive any right to a jury trial of any claim or cause of action based upon or arising out of this Agreement.

12. Enforceability. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

13. Counterparts. This Agreement may be executed in counterparts, each of which together constitute one and the same instrument.

14. Notices. For the purpose of this Agreement, notices, demands, and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Tracey Travis
185 Saxon Woods Road
Scarsdale, New York 10583

If to the Corporation	Ralph Lauren Corporation
650 Madison Avenue
New York, New York 10022
Attn: Mitchell A. Kosh
Senior Vice President - Human Resources
Fax: (212) 318-7277

15. Nonadmissibility. To the extent permitted by applicable law, nothing contained in this Agreement, or the fact of its submission to the Executive, shall be admissible evidence against the Corporation in any judicial, administrative, or other legal proceeding (other than in an action for breach of this Agreement).

16. Revocation. This Agreement, including all of the payment and benefit provisions set forth in Section 1 above, shall not become effective unless the Agreement is executed, dated and delivered to the Corporation within 21 days following the Effective Date and is not revoked, as provided for in Section 17 herein, prior to the eighth day after this Agreement is signed by Executive.

17. Meaning of Signing This Agreement. By signing this Agreement, Executive expressly acknowledges and agrees that (a) Executive has carefully read it and fully understands what it means; (b) Executive has been advised in writing to discuss this Agreement with an independent attorney of Executive’s own choosing before signing it and has had a reasonable opportunity to confer with Executive’s attorney and has discussed and reviewed this Agreement with Executive’s attorney prior to executing it and delivering it to the Corporation; (c) Executive has been given twenty-one (21) calendar days to consider this Agreement; (d) Executive has had answered to Executive’s satisfaction any questions Executive has with regard to the meaning and significance of any of the provisions of this Agreement; (e) Executive has agreed to this Agreement knowingly and voluntarily of Executive’s own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby; and (f) Executive may revoke Executive’s acceptance of this Agreement within seven (7) calendar days after Executive signs it by sending a written Notice of Revocation to the address of the Corporation as set forth in paragraph 14 above.

18. No Construction Against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

19. Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Corporation reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A. The reimbursement of any expense under this Agreement shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of any in-kind benefits provided in any other year. For the avoidance of doubt, the Corporation shall have no obligation to indemnify or otherwise hold the Executive harmless from any taxes or penalties under Section 409A.

20. Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Corporation may withhold from all amounts payable under this Agreement all federal, state,

local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations. Executive shall be responsible for the payment of Executive’s portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.

21. Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Separation Agreement and Release as of the day and year set forth below.

RALPH LAUREN CORPORATION

Dated:	7/19/12	By:	/s/ MITCHELL KOSH
Name:
Title:

Dated:	7/18/2012	By:	/s/ TRACEY TRAVIS
TRACEY TRAVIS

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